Exhibit 99.1
THE SCOTTS MIRACLE-GRO COMPANY
Segment Results

The Company divides its business into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business located in the geographic United States. Hawthorne consists of the Company’s indoor, urban and hydroponic gardening business. Other consists of the Company’s consumer lawn and garden business in geographies other than the U.S. and the Company’s product sales to commercial nurseries, greenhouses and other professional customers. Corporate consists of general and administrative expenses and certain other income/expense items not allocated to the business segments. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. These segments differ from those used prior to the fourth quarter of fiscal 2017 due to the change in the Company’s internal organization structure resulting from the Company’s divestiture of the International Business, which closed on August 31, 2017. As a result, effective in its fourth quarter of fiscal 2017, the Company classified its results of operations for all periods presented to reflect the International Business as a discontinued operation and classified the assets and liabilities of the International Business as held for sale. The prior period amounts have been reclassified to conform with the new segments.
Segment performance is evaluated based on several factors, including income (loss) from continuing operations before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses this measure of profit (loss) to evaluate segment performance because the Company believes this measure is indicative of performance trends and the overall earnings potential of each segment.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)

	Year Ended September 30, 2017
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net Sales:
U.S. Consumer	$126.2	$974.8	$801.4	$258.1	$2,160.5
Hawthorne	63.7	59.1	72.4	92.0	287.2
Other	17.5	50.7	99.6	26.6	194.4
Consolidated	$207.4	$1,084.6	$973.4	$376.7	$2,642.1
Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$(38.5)	$313.9	$246.4	$(0.3)	$521.5
Hawthorne	6.6	9.6	10.3	9.0	35.5
Other	(2.3)	3.8	12.9	(0.9)	13.4
Total Segment Profit (Loss) (Non-GAAP)	(34.2)	327.3	269.6	7.8	570.4
Corporate	(22.4)	(35.4)	(27.7)	(24.1)	(109.6)
Intangible asset amortization	(5.4)	(5.6)	(5.4)	(6.1)	(22.5)
Impairment, restructuring and other	0.2	(1.0)	(0.4)	(3.7)	(4.9)
Equity in income (loss) of unconsolidated affiliates (a)	(13.2)	(24.1)	7.2	1.2	(29.0)
Interest expense	(15.3)	(21.5)	(21.8)	(17.7)	(76.1)
Other non-operating expense (b)	—	—	—	(13.4)	(13.4)
Income (loss) from continuing operations before income taxes (GAAP)	$(90.3)	$239.7	$221.5	$(56.0)	$314.9

	Year Ended September 30, 2016
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Net Sales:
U.S. Consumer	$113.8	$1,049.2	$762.4	$278.9	$2,204.4
Hawthorne	25.8	19.2	29.3	46.8	121.2
Other	13.4	48.8	95.4	23.0	180.6
Consolidated	$153.0	$1,117.2	$887.1	$348.7	$2,506.2
Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$(56.3)	$335.2	$203.5	$11.2	$493.7
Hawthorne	3.7	0.4	2.5	5.2	11.8
Other	(2.6)	4.1	11.2	(2.1)	10.4
Total Segment Profit (Loss) (Non-GAAP)	(55.2)	339.7	217.2	14.3	515.9
Corporate	(24.9)	(36.2)	(14.1)	(23.5)	(98.9)
Intangible asset amortization	(3.2)	(3.4)	(3.7)	(4.8)	(14.9)
Impairment, restructuring and other	(5.5)	48.9	(11.7)	2.1	33.8
Equity in income (loss) of unconsolidated affiliates (a)	—	—	13.5	6.0	19.5
Costs related to refinancing	(8.8)	—	—	—	(8.8)
Interest expense	(15.7)	(18.3)	(16.1)	(12.8)	(62.9)
Income (loss) from continuing operations before income taxes (GAAP)	$(113.3)	$330.7	$185.1	$(18.7)	$383.7
The sum of the quarters may not equal full year due to rounding.

(a)
Included within equity in income (loss) of unconsolidated affiliates for the first, second, third and fourth quarters of fiscal 2017 are charges of $9.6 million, $2.1 million, $5.0 million and $8.4 million, respectively, which represent the Company’s share of restructuring and other charges incurred by the TruGreen Joint Venture. For the third and fourth quarters of fiscal 2016, the Company’s share of restructuring and other charges incurred by the TruGreen Joint Venture of $17.0 million and $(5.3) million, respectively, were included within impairment, restructuring and other above.

(b)
Included within other non-operating expense for the fourth quarter of fiscal 2017 is a charge of $13.4 million, driven by the October 2017 acquisition of the remaining noncontrolling interest in Gavita, to write-up the fair value of the loan to the noncontrolling ownership group of Gavita to the agreed upon buyout value.

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